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                                                                   EXHIBIT 10.13

                            BASIC ORDERING AGREEMENT

THIS AGREEMENT ("Agreement") is hereby entered into between Alta Software, Inc., 11480 Sunset Hills Road, Suite 200E, Reston, VA 20190 ("Alta") and Classified Ventures, L.L.C., 30 South Wacker Drive, 40th Floor, Chicago, Illinois 60606 (the "CV") on the following terms and conditions:

1. General Undertaking. The parties are entering into this Agreement to establish a relationship whereby CV may, from time to time, commission Alta to perform certain technical consulting, feasibility analysis, software design, prototyping, development, training, support or other professional or technical services agreed to by the parties. Alta's development approach contemplates that libraries of generic codes may be drawn from Alta's object- oriented software framework whenever feasible and that generic portions of Custom Work Product developed for particular projects will be added to Alta's accumulated framework and reused by Alta on future, unrelated projects, provided, however, that the parties agree in writing to the specific portions of Custom Work Product which may be reused by Alta (such approval will not be unreasonably withheld). In no event will Alta reuse any portion of the code which contains any data relating to CV, its clients, customers or their respective business.

2. Task Orders. Work performed under this Agreement shall be described in a Task Order ("TO"), which in each instance shall be incorporated herein as an Addendum to this Agreement and governed by the terms hereof at the time it is signed by Nelson Carbonell and an authorized representative of the CV. Execution of a TO shall be considered a commitment by CV to commission and pay for the services described therein according to the hourly rates, terms and subject to the conditions of the TO and this Agreement. The terms of a TO, if in conflict with this Agreement, shall supersede this Agreement. Alta's workers shall maintain contemporaneous daily time records of hours and tasks performed; Alta will provide all such time records to CV along with its invoice to CV. Any total dollar amounts or time schedules referenced in a TO shall be considered reasonably accurate estimates, and work shall not exceed such amount unless otherwise agreed in writing. A TO may be modified by a change order by CV's written notice to Alta. The parties must agree in writing as to the terms of any such change order, which shall be treated as a new and superseding TO.

3.       Term and Termination.

         (a) Term. The term of this Agreement ("Term") shall be effective on the date last below written and, unless terminated earlier in accordance with Section 12 ("Default"), shall continue in full force and effect for a period of one (1) year and shall automatically be renewed for successive one (1) year periods unless either party notifies the other within thirty (30) days prior to expiration of the then current Term





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                 that the Agreement shall not be renewed.  Except for
                 nonpayment brought to the attention of CV's management in writing, Alta may not suspend or terminate work under a particular TO at any time without CV's written permission.

         (b)     Termination.

                 1. The parties will have the right to terminate this Agreement, or any TO, in the event of a material breach of any provision of this Agreement by the other party, unless such breach is cured within thirty (30) days of the breaching party's receipt of notice of such breach, or the filing of a bankruptcy petition by the other party or the execution by the other party of an assignment for the benefit of its creditors.

                 2. Either party may terminate this Agreement or any TO, effective upon written notice of termination, in the event that the other party fails to perform any material obligation, warranty, duty or responsibility hereunder, or materially breaches any provision of this Agreement, and such failure and/or breach has not been cured within thirty (30) days after written notice thereof.

         (c)     Effect of Termination.

                 1. Upon any termination of this Agreement: (i) all TOs will automatically terminate, effective as of the date of termination of this Agreement; (ii) each party will return to the other all materials embodying or disclosing the Confidential Information of such other party; (iii) CV will promptly pay Alta for all work performed by Alta prior to such termination and not then paid for, provided that Alta is not in breach of the Agreement with respect to such services; and (iv) Alta will deliver all work in process relating to any TO to CV, including but not limited to all software relating thereto.

                 2. Survival. Any provisions of this Agreement that by their sense and context are intended to survive termination of this Agreement, including, but not limited to, provisions regarding payment and confidentiality, will so survive this Agreement. Specifically, termination shall have no effect on the provisions of Section 7 ("Nonsolicitation"), Section 9 ("Warranty, Indemnification and Disclaimer") and
                          Section 10 ("Limitation of Remedies & Liabilities").

4. Invoices, Payment, Certain Costs & Taxes. All services are rendered on a time & materials basis and shall be invoiced monthly as work progresses, provided





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that such services shall not exceed the estimate set forth in each TO without
CV's written agreement. Invoices shall be submitted monthly and shall be paid within thirty (30) days from date of invoice. Extension of trade credit is conditioned upon prompt payment. Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one (1) percent per month or fraction thereof until paid. Unless otherwise stated in a TO, prices quoted do not include costs of travel; CV shall reimburse Alta for its pre-authorized cost of travel (air & cab fare, lodging, auto rental) and out-of-pocket costs for overnight courier, long-distance telephone and the like. CV shall pay, indemnify and hold Alta harmless from all federal, state or local sales, use, value-added, gross receipts, personal property or similar tax, duty or other levy (other than taxes imposed on the net income or profits of Alta), and any interest or penalties imposed thereon, with respect to the services or deliverables, provided that ALTA includes such tax, duty or levy in its invoice(s) to CV or promptly notifies CV of any notice of tax deficiency it may receive from applicable authorities.

5.       Proprietary Rights to Software.

         (a) Custom Work Product Defined. "Custom Work Product" means the resulting work product (including all functional and technical designs, software prototypes, programs, modules, code, algorithms, flowcharts, data diagrams, documentation and the like) created by Alta after the effective date of this Agreement on behalf of CV and in furtherance of a specific TO. Custom Work Product does not include any of Alta's proprietary software that is separately identified and acknowledged in writing by the parties, including preexisting software frameworks, libraries or code incorporated or "embedded" into the Custom Work Product ("Embedded Software").

         (b) Ownership of Custom Work Product. Subject to payment for work performed in due course, CV shall own all right, title and interest to all Custom Work Product. Alta expressly acknowledges and agrees that subject to such payment, all such Custom Work Product constitutes "work made for hire" under the Federal copyright laws (17 U.S.C. Sec. 101) owned exclusively by CV and, Alta hereby irrevocably assigns all ownership or other rights it might have in Custom Work Product to CV. CV will irrevocably grant Alta a royalty-free, perpetual, nonexclusive license in source code form to add agreed-upon certain elements of Custom Work Product to Alta's "framework" and libraries of code and to modify, sublicense and reuse on unrelated projects any Custom Work Product of a generic nature (such approval will be determined on a case-by-case basis and will not unreasonably be withheld). The agreement must be in writing for any such license to be effective.





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         (c)     License to Embedded Software.  Except as otherwise
                 specifically set forth in a TO addressing the subject: (i) this Agreement conveys no ownership rights to CV with respect to Embedded Software, and (ii) subject to payment for work performed in due course, CV is granted a paid-up perpetual, nonexclusive, nontransferable license to modify and use the Embedded Software as an integral part of the Custom Work Product and as it may relate to CV's internal business operations and operations of its online site. The license may not be sublicensed or distributed by CV to third parties, but it may be transferred to a corporate successor-in-interest or purchaser that acquires the stock or business assets pertaining to CV operations utilizing the licensed Embedded Software. The license granted by this Section will include the right to modify and create derivative works of such Embedded Products, provided, however, that: (i) no modification or derivative work shall affect the right, title and/or interest of Alta in and to such Embedded Software; (ii) CV shall own the derivative work only to the extent of substantial new authorship and subject to Alta's right to create independently a derivative work in substantially the same form, and (iii) Alta makes no warranty with respect to code materially affected by the creation by CV of such derivative works. CV grants Alta a nonexclusive, royalty free and paid-up license to use and reproduce all such modifications and derivative works, though CV will have no duty to disclose or deliver to Alta any such modifications and derivative works. Alta reserves all rights not expressly granted. Embedded Software, (particularly any provided in source code form) will not be disclosed by CV, except to CV employees and consultants having a legitimate "need to know" and who are bound by written nondisclosure restrictions and will not be disassembled, decompiled or reverse engineered. Embedded Software shall generally be licensed to CV in source code form subject to confidentiality restrictions of this Agreement, unless "executables only" are specified in the applicable TO or unless Alta does not have the source code or is otherwise legally restricted from delivering it (e.g., because the code is licensed from a third party in executable form or distributable in runtime applications only as executables).

6.       Confidential Information.

         (a) Acknowledgment of Confidentiality. Each party hereby acknowledges that it may be exposed to confidential or proprietary information belonging to the other party or relating to its affairs including, without limitation, Custom Work Product, Embedded Software and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, "know how" and the like),





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                 business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like) and other information ("Confidential Information"). Confidential information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it. For these purposes, Custom Work Product shall be considered the Confidential Information of each party.

         (b) Obligation to Keep Confidential. During and after the term of this Agreement and at all times thereafter, the parties will:
                 (i) hold Confidential Information in confidence and trust;
                 (ii) not divulge or convey Confidential Information to any third party other than personnel of the party having a reasonable need to know such Confidential Information in the course of their employment or work for the receiving party and who are obligated to keep such Confidential Information confidential; (iii) not publish or divulge Confidential Information of the disclosing party to any third party or in such a way that it is likely to become part of the public domain or known in the trade. Nothing in this Agreement shall limit CV's right to use Embedded Software to further develop, modify or commercialize its software, and CV may disclose Embedded Software under customary confidentiality restrictions to appropriate consultants providing services to CV. A violation of this Section will be a material violation of this Agreement and will justify legal and/or equitable relief.

         (c) Confidential Information Previously Disclosed. All Confidential Information obtained by either party prior to the Effective Date, whether in conjunction with the Project or otherwise, is subject to this Agreement.

7. Nonsolicitation. During the Term and for one (1) year thereafter, each party agrees not to hire, solicit, nor attempt to solicit the services or business of any teaming partner, employee, or subcontractor (or employee/second tier subcontractor thereof) of the other party without the written consent of such other party. Nonsolicitation restrictions are not breached merely by placement of "help wanted" advertisements directed to the public at large (provided that the no-hire restriction shall continue to apply). A knowing violation of this provision shall entitle the aggrieved party to assert liquidated damages against the offending party equal to one hundred fifty (150) percent of the affected party's annual compensation or expected annual gross revenue from the relationship, together with enforcement costs (including reasonable legal fees).





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8.       Injunctive Relief.  The parties acknowledge that violation of one party of the provisions of Section 5 ("Proprietary Rights to Software"),
Section 6 ("Confidential Information") or Section 7 ("Nonsolicitation") would cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that temporary and permanent injunctive relief shall be available, without necessity of posting bond, to prevent any actual or threatened violation of such provisions.

9.               Warranty, Indemnification and Disclaimer.

         (a) Ownership of Alta Materials. Alta hereby represents and warrants to the best of its knowledge and belief that: (i) Alta will own, or will have obtained from the owners the right to use, Custom Work Product; (ii) use of the Custom Work Product and Embedded Software will not violate any applicable law, regulation, rule or order, or infringe upon or violate the United States intellectual property rights of any third party and that Alta is not aware of any actual or threatened litigation to the contrary; (iii) Alta will provide CV with all necessary third party licenses prior to delivery of any deliverable to CV containing third party software, and (iv) Alta has or will require that all persons who perform services relating to any TO execute work-for-hire agreements conveying all rights relating thereto to Alta. The foregoing warranty does not apply to the extent any infringement is caused by Alta's adherence to CV technical specifications that dictate a particular method.

         (b) No Surreptitious Code. Alta represents and warrants that to the best of its knowledge and belief. (i) the Custom Work Product will not contain any timer, counter, lock or similar device (other than security features specifically described in the specifications) that deliberately inhibits or in any way limits its ability to operate, and (ii) it will scan the Custom Work Product with commercially available anti-virus software and shall use due diligence to remove viruses capable of being detected with such software.

         (c) Year 2000 Warranty. Alta represents and warrants it will use due diligence, to ensure the Custom Work Product records, stores, recognizes, interprets, processes and presents both 20th and 21st century dates using four digit years substantially according to formats and assumptions specified in the Documentation. This warranty does not apply insofar as the Custom Work Product derives date functions from other programs (e.g., operating system run-time libraries, databases or firmware) nor does it require Alta to workaround or accommodate other programs or data that are not compliant with Year 2000 standards. Alta reserves its right to reasonable compensation for





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                 reported Year 2000 defects that are later determined to
                 originate in other programs or data.

         (d) Products and Services Warranty. Alta represents and warrants that: (i) it will use its best efforts to complete its work within Alta's estimated development schedule (which are provided in good faith, but are subject to revision); (ii) it will use due diligence to ensure all services rendered by it in connection with the Project will be performed by qualified personnel in a diligent and professional manner, and (iii) that deliverables created by Alta will, as determined at final acceptance testing, be free from material defects, in good working order and will materially conform to specifications contained in the TO at issue. During testing, the parties will establish a prioritized list of defects and Alta will be provided a reasonable opportunity to make corrections. Should material defects persist, Alta's highest management will ensure the issues are given highest priority and attention.

                 After final acceptance, Alta shall continue to be available at its previously existing rates for a period of at least one (1) year to provide ongoing maintenance and support for Custom Work Product delivered to CV. Alta's executive management shall be accessible to CV's executive management to ensure that Alta's technical personnel respond promptly (no later than 72 hours) to requests for maintenance service (including on-site visits by technical personnel to CV's Chicago facility, as reasonably requested by CV, subject to reimbursement for any long distance travel).

         (e) Certain Conditions. Alta does not warrant that the deliverables will be entirely free from error or defect. The foregoing warranties assumes CV has accurately specified all relevant programming interfaces, has provided prompt and accurate feedback during testing, that components, software, data and services not provided or developed by Alta are properly installed, configured, formatted and operated without material defect, and no changes have been made to Alta's source code without Alta's prior written consent. Normal maintenance and support services beyond final acceptance shall be addressed in a TO.

         (f) Indemnification by Alta. Alta will indemnify CV and its officers, directors, employees, agents and affiliates from and against any and all suits, actions, claims, penalties, liabilities or obligations ("Claims") arising from (i) a breach of Section 9(a)(" Ownership of Alta Materials") or (ii) use by Alta of any information retrieved or compiled by or on behalf of Alta through use of Custom Work Product or any Embedded


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                 Product.  CV will give Alta prompt notice of each such Claim and reasonable cooperation in connection with the defense of each such Claim. Sole control of defense and/or settlement of each such Claim will reside with Alta. CV may appear at its own expense and participate in all settlement discussions through counsel of its choice.

         (g) Indemnification by CV. CV will indemnify Alta and its officers, directors, employees, agents and affiliates from and against any and all Claims caused by: (i) additions or alterations by CV to Alta Materials; and (ii) a breach of any representation or warranty of CV under this Agreement. CV will give Alta prompt notice from Alta of each such Claim and reasonable cooperation in connection with the defense of each such Claim. Sole control of defense and/or settlement of each such Claim Will reside with CV.

         (h) DISCLAIMER OF WARRANTIES. THE WARRANTIES SET FORTH IN SECTION 9 ARE THE ONLY WARRANTIES ALTA MAKES WITH RESPECT TO THE SERVICES PROVIDED BY ALTA, THE PRODUCT(S) AND THE ALTA MATERIALS. ALTA HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED BY ALTA, THE PRODUCT(S) AND THE ALTA MATERIALS OR OTHERWISE, INCLUDING TITLE, MERCHANTABILITY, INTEGRATION, ACCURACY, AND FITNESS FOR A PARTICULAR PURPOSE. ANY CHANGES BY CV TO SOURCE CODE FOR AN ALTA DELIVERABLE (SUCH AS WHEN CREATING A DERIVATIVE WORK) SHALL RELEASE ALTA'S WARRANTY FOR MATERIALLY AFFECTED CODE.

10. Limitation of Remedies & Liabilities. The parties acknowledge the following provisions have been negotiated and reflect a fair allocation of risk:

         (a) Remedies. Except for certain injunctive relief authorized under Section 8 ("Injunctive Relief'), CV's sole and exclusive remedies for Alta's default hereunder shall be (i) to obtain the repair, replacement or correction of the defective services or deliverable to the extent warranted under Section 9 ("Warranties") or, if such remedy is not economically or technically feasible, (ii) to obtain an equitable partial or full refund of amounts paid with respect to the defective services or deliverable under the TO at issue.

         (b) Liabilities. NEITHER PARTY SHALL BE LIABLE FOR ANY AMOUNT EXCEEDING THE TOTAL CONTRACT PRICE UNDER THE TO AT ISSUE. EXCEPT FOR A PARTY'S VIOLATION OF ITS NONINFRINGEMENT WARRANTY OR INDEMNITY SET FORTH





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                 ABOVE, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT,
                 TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, PROFITS OR BUSINESS INTERRUPTION EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

11. Notices. Notices sent to either party shall be effective when delivered in person or transmitted by telecopier ("fax") machine, one (1) day after being sent by overnight courier, or two (2) days after being sent by first class mail postage prepaid to the other party's principal place of business. A facsimile of this Agreement and notices generated in good form by a fax machine (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

12. Default. Either party may be declared in default of this Agreement if it breaches any material provision hereof and fails within ten
(10) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the other party and proceed with due diligence to completion. Either party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy if filed with respect to it and is not dismissed within thirty (30) days.

13. Disputes, Choice of Law. Except of certain emergency judicial relief authorized under Section 8 ("Injunctive Relief') which may be brought at any time, the parties agree that all disputes between them shall first be subject to the procedures in Section 12 ("Default") and then shall be submitted for informal resolution to their respective chief information officers. If the parties are still unable to reconcile their differences, the dispute may then be taken to court by either party. This agreement shall be governed by and construed in accordance with the substantive laws of Illinois without regard to principles of conflicts of laws. The federal or state courts in Chicago, Illinois shall, be the exclusive venue for any dispute relating to this Agreement.

14. Independent Contractor Status. Each party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties.

15. Compliance with Export Regulations. CV has or shall obtain in a timely manner all necessary or appropriate licenses, permits or other governmental authorizations or approvals; shall indemnify and hold Alta harmless from, and bear all expense of, complying with all foreign or domestic laws, regulations or requirements pertaining to the importation, exportation, or use of the technology to





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be developed or provided herein.  CV shall take no action, nor omit to take any required action, which would cause either party to violate the Foreign Corrupt Practices Act of 1977 or the U.S. Export Administration Regulations. The provisions of this section and assurances made herein shall survive termination of this Agreement.

16. Miscellaneous. This document and any TO from time to time executed in accordance with Section 1 ("General Undertaking") constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other communications, whether written or oral. This Agreement may be modified or amended only by a writing signed on behalf of Alta by Nelson Carbonell and by an authorized representative of CV. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Alta without CV's prior written consent and any attempt to the contrary shall be void, except Alta may subcontract portions of the work under a TO. Neither party shall be liable for delays caused by events beyond its reasonable control. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.


IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Alta Software, Inc.



By:          /s/ Nelson Carbonell
     ---------------------------------------------------------------
                 Nelson Carbonell, President


Classified Ventures, L.L.C.:



By:          /s/ Richard W. Burke
     ---------------------------------------------------------------

Name/Title:      Richard W. Burke,
                 Interim General Counsel





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Date:    August 18, 1998
       -----------------------------------------------------





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